EXHIBIT 99.1

Infotec closes purchase of Cackleberries Entertainment

Thursday September 30, 2:03 am ET

CEO Predicts Cack Characters "The Next Big Thing" in Children's Online Merchandising and Entertainment...

VANCOUVER, Sept. 29 /PRNewswire-FirstCall/ - Infotec Business Systems, Inc. (OTCBB: IFOB - News) announced at the close of trading today that it has completed the purchase of Cackleberries Entertainment Inc. ("CEI"), a character-driven, web-based, children's entertainment company, headquartered in Vancouver, British Columbia.

Highlights of the transaction, which will result in a corporate change of control, include the issuance from treasury of 23,760,000 restricted common shares of Infotec in exchange for 198,000 common shares held by CEI shareholders; the purchase by certain CEI shareholders of 10,000,000 restricted common shares of Infotec currently controlled by Robert Danvers and affiliates; the immediate appointments of Ralph Scobie, Chairman, CEI and Eronne Ward, President, CEI to Infotec's Board of Directors; the immediate appointment of Mr. Scobie as Infotec's new Chairman and Chief Executive Officer and Ms. Ward as the company's new President. Mr. Danvers will remain a director of Infotec and assume the senior position of Chief Financial Officer of the company.

"Cackleberries is the most innovative and positive approach to children's entertainment seen in years," states Ralph Scobie, CEO. "We are new, we are unique, we are socially responsible and most importantly, we are fun. Our fully interactive website, scheduled for launch in late October, will be a place where children of all ages can come to play games, complete craft projects, download music, stretch their imaginations and learn life lessons through the video adventures of our endearing Cack characters - characters that our research suggests will be the next big thing in children's entertainment and merchandising. Our responsible themes and high quality standards will be reflected in the plush Cack characters, cartoons, DVD's, music, games, toys and all ancillary products merchandised and sold at our website (www.cackleberries.com)."

Children's entertainment is a multi-billion dollar industry in which CEI expects to gain immediate and enthusiastic market acceptance. Management projects revenues to exceed $200,000,000 within its first three years of operation.

    CONTACT:     Ralph Scobie, CEO

    Telephone:   (604) 298-8400

    Fax:         (604) 298-8422

    E-mail:      ralph@cackleberries.com

    This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The

    company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates",

    "expects", "plans", "intends", "potential", and similar expressions.

    These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such-forward statements involve known and unknown risks, uncertainties and other factors,

    including such risks as market acceptance of our products and technical risks of introduction, lack of adequate capital and license competition,

    which could cause the company's actual results, performance or achievements, to differ materially from those expressed in or implied by such statements. The company relies on litigation protection for all such forward-looking statements and undertakes no obligation to update or advise in the event of any change, addition, or alteration to the information covered in this press release including such forward-looking statements.